Exhibit 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
James W. Christmas	Marilynn Meek - General Info (212) 827-3773
Chairman & CEO	Susan Garland - Analysts (212) 827-3775

FOR IMMEDIATE RELEASE:
February 1, 2006

KCS ENERGY, INC. REPORTS FINAL DELIVERIES UNDER 2001 PRODUCTION PAYMENT
Company to Reap Full Cash Flow Benefit From Its Producing Properties

HOUSTON, TX, February 1, 2006 -- KCS Energy, Inc. (NYSE: KCS) today announced that it has made the final deliveries of natural gas and oil production under a 2001 production payment transaction whereby it sold 43.1 Bcfe to be delivered over a five-year period. In 2005, 3.9 Bcfe, or approximately 8% of the Company’s production was dedicated to the production payment. Final deliveries of 8.6 MMcfe per day, or approximately 0.3 Bcfe, were made in January 2006.

“With the conclusion of the production payment, we will now reap the full benefit from our producing properties and based on our drilling program currently target more than 20% growth in net production that will contribute to cash flow in 2006,” noted James W. Christmas, Chairman and Chief Executive Officer. “With continued strong commodity prices, a $315 million drilling budget and our large inventory of drilling prospects, we are poised for another year of building value for our shareholders.”

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing properties, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

####
5555 San Felipe, Suite 1200, Houston, TX 77056